Exhibit 5.1

EATON & VAN WINKLE LLP
3 Park Ave, 16th Floor
New York, New York 10016

February 22, 2012

BRS GROUP INC.
No. 1307, Building 5, Sunshine Apartment, East Shui Shang Liang Li Road,
Nankai District, Tianjin Province,
People’s Republic of China 300381

Re:	BRS Group Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to BRS Group, Inc., a Delaware corporation (the Company"), in connection with the filing of a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on August 15, 2011, Registration No. 333-176323 (the “Registration Statement”) for resale by the Selling Shareholders named therein of 6,920,115 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), of which 72,000 shares are issuable upon exercise of warrants. This opinion is being furnished at the request of the Company, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.  In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable except that the Underlying Shares will be validly issued, fully paid and non-assessable when issued in accordance with the terms of the corresponding warrants, as the case may be.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Eaton & Van Winkle LLP Eaton & Van Winkle LLP